Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form S-8, No. 333-91847

Form S-8, No. 333-92705

Form S-8, No. 333-31506

Form S-8, No. 333-34104

Form S-8, No. 333-58454

Form S-8, No. 333-114077

Form S-8, No. 333-132968

Form S-8, No. 333-135320

Form S-8, No. 333-137617

Form S-8, No. 333-139310

Form S-8, No. 333-140728

Form S-8, No. 333-159163

Form S-8, No. 333-193659

Form S-8, No. 333-222992

Form S-8, No. 333-248075

Form S-8, No. 333-269728

of our reports dated December 13, 2023, with respect to the consolidated financial statements of Amdocs Limited and the effectiveness of internal control over financial reporting of Amdocs Limited included in this Annual Report (Form 20-F) of Amdocs Limited for the year ended September 30, 2023.

/s/ Ernst & Young LLP

New York, New York

December 13, 2023